                                   EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1998 (this "Agreement"), among GE Fanuc Automation North America, Inc., a Delaware corporation ("Parent"), Orion Merger Corp., an Illinois corporation and a wholly-owned subsidiary of Parent ("Sub"), and Total Control Products, Inc., an Illinois corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase any and all issued and outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter referred to as the "Shares") at a purchase price of $11.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's shareholders approve this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per share paid in the Offer and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

     WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") in the form of the attached Exhibit A and (ii) Parent and certain of the shareholders of the Company are entering into Shareholder Agreements dated as of the date hereof (the "Shareholder Agreements") in the forms of the attached Exhibit B.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1.  The Offer.  (a)  Subject to the provisions of this
Agreement, as promptly as practicable but in no event later than November 30, 1998, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit C (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit C) without the consent of the Company) and subject to the rights of Parent or Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) if all Offer Conditions are satisfied or waived but the number of Shares tendered is at least equal to 75%, but less than 90%, of the then outstanding number of Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Exhibit C) or either of the conditions set forth in paragraphs (e) or (f) of Exhibit C shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c), (d) and (g) shall then be satisfied, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Section 1.2. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer, the Merger and the Stock Option Agreement, taking all action necessary to render the provisions of Sections 7.85 and 11.75 of the IBCA inapplicable to the Offer, the Merger, the Stock Option Agreement and the Shareholder Agreements, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending that holders of Shares accept the Offer and that the Company's shareholders approve this Agreement and the Merger; provided that such recommendation and approval may be withdrawn, modified or amended to the extent the Board of Directors of the Company determines in good faith, after consultation with independent counsel, that such action is required in the exercise of such Board's fiduciary duties under applicable law. The Company represents and warrants that its Board of Directors has received the opinion of Adams, Harkness & Hill, Inc. that, as of the date of this Agreement and subject to the matters set forth in such opinion, the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the right to withdraw, modify or amend such recommendation as and to the extent provided in Section 1.2(a)), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

     (c) In connection with the Offer and the Merger, the Company shall direct its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     (d) The Company shall cause Taylor Industrial Software, Inc., an Alberta corporation ("Taylor"), to transmit to each holder of shares of Class C Exchangeable Common Stock, no par value, of Taylor ("Class C Taylor Shares"), contemporaneously with the transmission of the Offer Documents to the holders of
Shares: (i) the Offer Documents; (ii) a letter, in form reasonably satisfactory to Parent, stating that holders of Class C Taylor Shares who wish to participate in the Offer must request retraction of such Class C Taylor Shares for shares of Company Common Stock pursuant to Schedule I to Article 3 of the Articles of Incorporation, as amended, of Taylor; and (iii) a form of retraction request, which retraction request shall provide that a holder of Class C Taylor Shares requests retraction thereof on the date Sub first accepts for payment pursuant to the Offer and agrees that contemporaneously therewith the shares of Company Common Stock received upon such retraction shall be deemed validly tendered pursuant to the Offer. The Company shall cause Taylor to retract such Class C Taylor Shares in accordance with such retraction request (and the Company represents and warrants that such retraction can be effected in compliance with the Business Corporations Act (Alberta)) and the Company shall cause to be issued (for tender as so requested) such number of shares of Company Common Stock as is necessary to satisfy the retraction under the Articles of Incorporation, as amended, of Taylor and the related Support Agreement dated September 26, 1996 between the Company and Taylor (the "Taylor Support Agreement"). In addition, the Company shall cause (x) Taylor to transmit to the holders of Class C Taylor Shares a

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

recommendation of the Company and Taylor that such holders retract such shares and tender the shares of Company Common Stock received on such retraction pursuant to the Offer and (y) Taylor to furnish Sub promptly with the names and addresses of the record holders of Class C Taylor Shares as of a recent date and of those persons becoming record holders subsequent to such date and to furnish to Sub such information and assistance as Parent or Sub may reasonably request in communicating the documentation referred to in the first sentence of this
Section 1.2(d) to the holders of Class C Taylor Shares. The Company and Parent agree that it is their intention that the foregoing transaction with respect to Class C Taylor Shares be treated as an exchange of Company Common Stock for the Class C Taylor Shares, rather than as a redemption of the Class C Taylor Shares by Taylor and agree to modify the procedures described in this Section 1.2(d) as and to the extent necessary to accomplish such intent.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Act of 1983 of the State of Illinois, as amended (the "IBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCA. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

     Section 2.2 Effective Time. The Merger shall become effective when articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the IBCA, are filed with the Secretary of State of the State of Illinois. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 2.9).

     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 11.50 of the IBCA.

     Section 2.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Restated and Amended Articles of Incorporation, as amended, of the Company (the "Company Charter") shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

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

     (b) The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable Common Share of the Surviving Corporation.

          (b) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(b) and other than Dissenting Shares (as defined in Section 2.5(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share price paid in the Offer (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who objects to the Merger and complies with all of the provisions of the IBCA concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares ("Dissenting Shares") shall not be converted as described in Section 2.5(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the IBCA. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for payment or fails to perfect or otherwise loses his right of payment, in any case pursuant to the IBCA, the Shares of such Dissenting Shareholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for payment received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                       6
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     Section 2.6.  Exchange of Certificates.  (a) Paying Agent.  Prior to the
Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and at the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

     (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective

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

Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

     Section 2.7 Merger Without Meeting of Shareholders. Notwithstanding the foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 11.30 of the IBCA.

     Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

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

     Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
                ------------------------------------------------

          Parent and Sub represent and warrant to the Company as follows:

     Section 3.1. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

     Section 3.2. Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Offer and the Merger advisable and the Board of Directors of Sub has approved and adopted this Agreement in accordance with the IBCA. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Shareholder Agreements, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Shareholder Agreements, the execution and delivery by Parent of the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub subject, in the case of this Agreement, to the filing of the Articles of Merger as required by the IBCA. This Agreement and the Shareholder Agreements have been duly executed and delivered by Parent and Sub, and the Stock Option Agreement has been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Shareholder Agreements by the shareholders who are parties thereto and the validity and binding effect hereof and thereof on the Company and such shareholders) this Agreement and the Shareholders Agreements constitute the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms and the Stock Option Agreement constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

     Section 3.3. Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this Section
3.3 have been made, and the execution and delivery of this Agreement, the Stock Option Agreement and the Shareholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination,

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

cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Shareholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Shareholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"),
(vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Shareholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

     Section 3.4. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to any required approval of this Agreement by the holders of at least two-thirds of the Shares entitled to vote on the Merger (the "Company Shareholder Approval"), will (a) in the case of the Offer Documents, the Schedule 14D-9 and the

Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholder Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     Section 3.5. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 3.6. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 3.7. Ownership of Shares. As of the date hereof, neither Parent, its Subsidiaries nor any of its Affiliates is an "Interested Shareholder" as defined in Section 7.85 of the IBCA.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     The Company represents and warrants to Parent and Sub as follows (provided that disclosure of any fact or item in any section of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), shall be deemed to be disclosed with respect to every other section but only if the level of particularity or manner of disclosure of the fact or item expressly disclosed in one section of the Company Letter permits a reasonable person to find such disclosure relevant to another section):

     Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 22,500,000 Shares and 1,000,000 shares of Preferred Stock, no par value ("Company Preferred Stock"). At the close of business on November 20, 1998:

          (i) 8,032,818 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (ii) No Shares of Company Preferred Stock were issued and outstanding;

          (iii) No Shares were held in the treasury of the Company or by Subsidiaries of the Company;

          (iv) 737,112 Shares were reserved for issuance upon the exchange of the Class C Taylor Shares pursuant to the Articles of Incorporation of Taylor, as amended, and the Taylor Support Agreement, 737,112 of which were issued and outstanding as of such date;

          (v) 1,386,806 Shares were reserved for issuance in the aggregate upon the exercise of outstanding stock options issued under the Company's 1996 Employee Stock Option Plan, as amended, the Company's 1996 Non-Employee Director Stock Option Plan or the Company's 1993 Employee Stock Option Plan, as amended, (collectively, the "Company Stock Option Plans");

          (vi) 250,000 Shares were reserved for issuance in the aggregate pursuant to the Company's Employee Discount Stock Purchase Plan, as amended (the "Company Stock Purchase Plan"); and

          (vii) 100,000 Shares were reserved for issuance upon the exercise of the Warrant dated October 5, 1997 issued to Kurt Priester (the "Priester Warrant").

     Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable. Except for the Class C Taylor Shares Exchange Agreement, the Company Stock Options and the Company Stock Option Plans, the Company Stock Purchase Plan and the Priester Warrant and the contingent payment obligations arising under the Asset Purchase Agreement dated December 31, 1997 pursuant to which the Company acquired substantially all of the assets of SensorPulse Corp. and the Asset Purchase Agreement dated as of October 5, 1997 pursuant to which the Company purchased substantially all of the assets of Computer Dynamics Services, Inc. (collectively, the "Contingent Payment Agreements"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended March 31, 1998, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

     Section 4.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its shareholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the IBCA, resolved to recommend the acceptance of the Offer by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for approval.
The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of the Articles of Merger as required by the IBCA. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of this Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of up to 1,598,530 Shares pursuant to the Stock Option Agreement has been duly authorized by the Company's Board of Directors.

     Section 4.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

     Section 4.5 SEC Documents and Other Reports. The Company has filed all required documents (including proxy statements) with the SEC since March 14, 1997 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since March 14, 1997, made any change in the accounting practices or policies applied in the preparation of financial statements.

     Section 4.6  Information Supplied.   None of the information supplied or to
be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, since March 31, 1998, (A) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Company, or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company Stock Purchase Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company Annual Report,
(y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company Annual Report or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof and (F) there has been no event causing a Material Adverse Effect on the Company.

     Section 4.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or purport to bind any shareholder or any Affiliated Person of any shareholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or the Stock Option Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. "Knowledge of the Company" means the actual knowledge of Nicholas T. Gihl, Peter A. Nicholson, Kevin O'Connor, Frank Wood and James Potach.

     Section 4.9 Tax Matters. Except as otherwise set forth in Section 4.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; and (viii) no withholding is required under Section 1445 of the Code in connection with the Merger. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or shareholders with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders with respect to the Company or its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

     Section 4.11 Certain Agreements. Except as set forth in Section 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement. Section 4.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

     Section 4.12 ERISA. (a) Each material Company Plan is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan listed therein, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS if applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefore, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any pension plan which is subject to section 412 of the Code or section 302 of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Title IV of ERISA. Neither the Company nor any ERISA

Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any Company Multiemployer Plan.

     (b) Except as listed in Section 4.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 4.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

     (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

     (d) Section 4.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary, (ii) severance programs and policies of the Company and each Subsidiary with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary with or relating to its employees containing change of control or similar provisions.

     (e) Except as set forth in Section 4.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (f) Except as set forth in Section 4.12(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a "Company Foreign Benefit Plan"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

     Section 4.13 Compliance with Worker Safety Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations currently owned, leased or operated by the Company or any of its Subsidiaries, and with respect to any properties, assets or operations previously owned, leased or operated by the Company or any of its Subsidiaries, to the Knowledge of the Company, during any time such properties, assets and operations were owned, leased or operated by the Company or any of its Subsidiaries, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

     Section 4.14 Liabilities; Products. (a) Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, since March 31, 1998 the Company and its Subsidiaries have incurred no liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or that would be required by Generally Accepted Accounting Principles ("GAAP") to be reflected or reserved in the financial statements of the Company or in the footnotes thereto, prepared in accordance with GAAP consistent with past practices, other than in the ordinary course of business and consistent with past practices. As of the date hereof, the indebtedness for borrowed money of the Company and its Subsidiaries does not exceed $22 million.

     (b) Except as set forth in Section 4.14(b) of the Company Letter, since March 31, 1998, to the Knowledge of the Company, neither the Company nor any Subsidiary has received a material claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company. No product sold or delivered or service rendered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for products delivered and services rendered by the Company or any Subsidiary, copies of which have previously been delivered to Parent.

     (c) The Company has provided to Parent a schedule of material products in development and planned introductions, a copy of which is attached to the Company Letter. The Company has no reason to believe that the goals set forth therein will not be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company are reasonably designed to produce products and services which are consistent in all material respects with the claims made about them in the Company's sales brochures and other statements made about them by or on behalf of the Company.

     Section 4.15 Labor Matters. Except as set forth in Section 4.15 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract with any union. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

     Section 4.16 Intellectual Property; Year 2000. "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and the Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the Company Intellectual Property that is necessary, appropriate or desirable for the conduct or contemplated conduct of the Company's or

Subsidiaries' businesses, except where the failure to own, license or have a right to use such Company Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 4.16 of the Company Letter lists each material license or other material agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and the Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section
4.16 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 4.16 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

     Section 4.17 Title to and Sufficiency of Assets. (a) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or Section
4.17 of the Company Letter and except where the failure to own such title would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such assets, together with all assets held by the Company and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted, except for such assets the failure to have would, individually or in the aggregate, have a Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries owns any Real Estate. All Real Estate assets held by the Company and the Subsidiaries under leases are adequate for the operation of the businesses of the Company as presently conducted, except for such assets the failure to have would, individually or in the aggregate, have a Material Adverse Effect. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

     Section 4.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so to render the provisions of Sections 7.85 and 11.75 of the IBCA inapplicable to the Offer, the Merger, the Stock Option Agreement and the Shareholder Agreements and the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholder Agreements. As of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby.

     Section 4.19 Required Vote of Company Shareholders. The affirmative vote of the holders of at least two-thirds of Shares entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

     Section 4.20 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions,
(ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience, except where the failure to collect such receivables in such manner would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.21 Inventories. Except as set forth in Section 4.21 of the Company Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section
4.21 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

          Section 4.22  Environmental Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

     (b) Except as disclosed in Section 4.22 of the Company Letter, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 4.22 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Except as disclosed in Section 4.22 of the Company Letter, neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, nor caused any facts or conditions that could give rise to an environmental claim, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice since January 1, 1993 (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 4.22 of the Company Letter.

     (d) Except as disclosed in Section 4.22 of the Company Letter, no Environmental Law imposes any obligation upon the Company or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

     (e) The Company and the Subsidiaries has provided or made available to Parent copies of any Environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of the Subsidiaries.

     Section 4.23  Suppliers, Customers and Employees.   Except as set forth in
Section 4.23 of the Company Letter, neither the Company nor any Subsidiary has received any notice that (a) Digital Electronics Corporation ("DEC") or any other significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, except where the failure to sell would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (b) any significant customer intends to terminate or limit or alter its business relationship with the Company or any Subsidiary where such termination, limitation or alteration would have a Material Adverse Effect on the Company, or (c) any Person included in the definition of

Knowledge or Bernie Anger intends to terminate or has terminated his or their employment with the Company or any Subsidiary.

     Section 4.24 Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance as the Company believes are in such character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect, except where the failure to make such payment would not have a Material Adverse Effect on the Company.

     Section 4.25 Accuracy of Information. Neither this Agreement nor any of the documents listed in or attached to Section 4.25 of the Company Letter, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     Section 4.26  Transactions with Affiliates.  (a) For purposes of this
Section 4.26, the term "Affiliated Person" means (i) any holder of 5% or more of the Company Common Stock, (ii) any director or officer of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

     (b) Except as set forth in Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since March 31, 1998, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

     (c) Except as set forth in Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

     (d) To the Knowledge of the Company and except as set forth in Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

     Section 4.27. Brokers. No broker, investment banker or other person, other than Adams, Harkness & Hill, Inc. or Michael Blitzer & Associates, Inc., the fees and expenses of which will be paid by the Company (as reflected in an agreement between Adams, Harkness & Hill, Inc. or Michael Blitzer & Associates, Inc., and the Company, copies of which are attached to Section 4.27 of the Company Letter), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     Section 5.1  Conduct of Business by the Company Pending the Merger.
Except as expressly permitted by clauses (i) through (xvii) of this Section 5.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (provided that with respect to clauses (v), (vi), (viii), (ix), (xiii), (xiv) and (xv) below, such consent shall not be unreasonably withheld or delayed):

          (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common Stock contemplated by Section 1.2(d), (C) the issuance of shares of Company Common

     Stock upon exercise of the Priester Warrant, (D) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement and (E) as set forth in Section 5.1(ii) of the Company Letter;

          (iii) amend its charter or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice and sales of assets having an aggregate fair market value of up to $100,000;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $500,000 and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its Subsidiaries or between any of such Subsidiaries, in each case in the ordinary course of business consistent with past practices;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) except as provided in Section 5.1(viii) of the Company Letter and Section 6.5 hereof, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

          (ix) except as provided in Section 5.1(ix) of the Company Letter and
     Section 6.5 hereof, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) settle or compromise any federal, state, local or foreign income tax dispute in excess of $100,000 or make any tax election;

          (xiv) settle or compromise any claims or litigation in excess of $100,000 or commence any litigation or proceedings;

          (xv) enter into or amend any agreement or contract (i) having a remaining term in excess of 12 months or (ii) which involves or is expected to involve future payments of $500,000 or more during the term thereof; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $500,000;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 5.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Section 5.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this
Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company and its representatives may, in response to an unsolicited request therefor, and subject to compliance with
Section 5.2(b), furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after consultation with the Company's independent financial advisor) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

     (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent orally and in writing of such intention not less than 24 hours in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

     Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

     Section 6.1  Shareholder Meeting.  (a)  If the Company Shareholder
Approval is required by law, the Company will duly call, give notice of, convene and hold a meeting of shareholders (the "Shareholder Meeting") for the purpose of considering the approval of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Shareholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and the Company will, through its Board of Directors, recommend to its shareholders the approval of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Shareholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock pursuant to the Offer.

     (b) If the Company Shareholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of approval of the Merger.

     Section 6.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated September 24, 1998 between Parent and the Company (the "Confidentiality Agreement").

     Section 6.3. Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer which represent at least the Minimum Condition, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Amended and Restated By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by and any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of

Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Section 6.4 Fees and Expenses. (a) Except as provided in this Section 6.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Expenses (as defined below) of Parent and the Termination Fee (as defined below) upon demand;

          (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand;

          (iii) if Parent or Sub terminates this Agreement under Section 8.1(c) and at the time of any such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof),
     (x) the Company shall pay the Expenses of Parent upon demand, and (y) if concurrently therewith or within twelve months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses
     (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

     (c) Parent shall pay, or cause to be paid, in same day funds to the Company, the Expenses of the Company if the Company terminates this Agreement under Section 8.1(f) or Section 8.1(g).

     (d) "Expenses" means with respect to Parent or the Company, as the case may be, documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Company, as the case may be, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to

Parent or the Company, as the case may be; provided that the Expenses of Parent payable by the Company under this Section 6.4 shall not exceed $1 million and the Expenses of the Company payable by Parent under this Section 6.4 shall not exceed $1 million; and "Termination Fee" means $4 million; provided, however, that the aggregate amount of the Termination Fee and Expenses payable to Parent shall be reduced to an amount not less than zero by subtracting from the aggregate amount otherwise payable to Parent the amount realized or anticipated to be realizable (based on the facts as they exist on the date such aggregate amount shall become due) by Parent under the Stock Option Agreement; provided further that if such aggregate amount shall be so reduced by an amount realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then, to the extent Parent is entitled to receive such aggregate amount, an additional payment shall be made to Parent in such amount promptly following such termination.

     Section 6.5. Stock Options. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to (i) cause each Company Stock Option that is outstanding as of the date hereof to vest and to be exercisable immediately prior to the consummation of the Offer and (ii) cause each Company Stock Option that is outstanding upon the consummation of the Offer to be cancelled as of the consummation of the Offer, in consideration for which the holder thereof (an "Option Holder") shall be entitled to receive from the Company an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of the Company Common Stock subject to such Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to clause
(ii) of the first sentence of this Section 6.5 shall be paid as soon as reasonably practicable following the acceptance for payment by Sub pursuant to the Offer. The amount payable to any Option Holder pursuant to clause (ii) of the first sentence of this Section 6.5 shall be reduced to the extent necessary to prevent such payment, together with any other amounts payable to such Option Holder by the Company, from constituting a "parachute payment," within the meaning of section 280G of the Code. The surrender of an Option in exchange for the consideration contemplated by clause (ii) of the first sentence of this
Section 6.5 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

     (b) The Company shall take all actions necessary to ensure that: (i) the Purchase Period (as defined in the Company Stock Purchase Plan) applicable to the options outstanding under the Company Stock Purchase Plan (each, a "Purchase Plan Option") is shortened so as to have an Exercise Date (as defined in the Company Stock Purchase Plan) that occurs before the acceptance for payment by Sub of Shares pursuant to the Offer; (ii) no new Purchase Period shall begin from and after the date hereof; and (iii) no holder of a Purchase Plan Option is permitted to increase his or her rate of payroll deduction under the Company Stock Purchase Plan from and after the date hereof.

     (c) The Company shall take all actions necessary to provide that, effective as of acceptance for payment by Sub of Shares pursuant to the Offer,
(i) each of the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated, and (iii) no Option Holder will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

     (d) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Purchase Plan and each of the applicable Company Stock Option Plans to comply with this Section 6.5 without the consent of any Option Holder.

     Section 6.6 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals),
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer, the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

     (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

     Section 6.7 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.8 DEC Letter; Termination of Stock Rights. (a) Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company and Parent will enter into the agreements contemplated by the letter agreement dated November 21, 1998 among the Company, Parent and DEC, and prior to the Effective Time, the Company will purchase the shares of common stock of Taylor owned by DEC as contemplated by such letter agreement.

     (b) Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company will obtain the consent, in form and substance reasonably satisfactory to Parent, of the holders of the Priester Warrant so that after the Company's obtaining such consent the holders thereof will have no right to purchase shares of Company Common Stock.

     (c) Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company will obtain the consent, in form and substance reasonably satisfactory to Parent, of the other parties to the Contingent Payment Agreements so that after the Company's obtaining such consent the other parties to such agreements will have no right to receive shares of Company Common Stock as payment of any contingent amounts thereunder.

     (d) Upon the acceptance for payment of Shares pursuant to the Offer, the Company will be the holder of all of the issued and outstanding capital stock of Taylor other than the Common Stock of Taylor owned by DEC and there shall be no options, warrants, calls, rights or agreements to which the Company or Taylor is a party, or by which any of them is bound obligating the Company or Taylor to issue, sell, or cause to be issued, delivered or sold, additional shares of capital stock of Taylor or to grant, extend or enter into any such option, warrant, call, right or agreement.

     Section 6.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement or the Shareholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

     Section 6.10 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the IBCA, the Company Charter or the Company's Amended and Restated Bylaws for acts or omissions occurring at or prior to the Effective Time.

     (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

     (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under Section 6.10(a) and (b).

     Section 6.11 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.



                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. If required by applicable law, the Company Shareholder Approval shall have been obtained.

     (b) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     (c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

     Section 7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (b) Consents. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement, the Stock Option Agreement or the Shareholder Agreements.

     (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Shareholder Agreements, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or
     (f) of Exhibit C and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (d) of Exhibit C to this Agreement;

          (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the members of the Board of Directors determines, in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would constitute a breach of such Board's fiduciary duties under applicable law, provided that the Company has complied with all provisions of Section 5.2, including the notice provisions therein, and that it has complied with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company;

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

     Section 8.3 Amendment. Subject to Section 6.3, this Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4  Waiver.  At any time prior to the Effective Time, subject to
Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

     Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

                    GE Fanuc Automation North America, Inc.
                    P.O. Box 8106
                    Charlottesville, Virginia 22911
                    Attention: President and CEO
                    Facsimile No.: 804-978-5320

                    for overnight courier deliveries, to:

                    GE Fanuc Automation North America, Inc.
                    Route 29 North and Route 606
                    Charlottesville, Virginia 22911
                    Attention: Senior Vice President and General Counsel

                    with copies to:

                    GE Fanuc Automation North America, Inc.
                    P.O. Box 8106
                    Charlottesville, Virginia 22911
                    Attention: Senior Vice President and General Counsel Facsimile No.: 804-978-5320

                    and

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois 60603
                    Attention: Thomas A. Cole
                               Dennis V. Osimitz
                    Facsimile No.: 312-853-7036

          (b)  if to the Company, to:

                    Total Control Products, Inc.
                    200 N. Janice Avenue
                    Melrose Park, Illinois 60160
                    Attention: Nicholas Gihl
                    Facsimile No.: 708-345-6792

                    with a copy to:

                    D'Ancona & Pflaum
                    30 North LaSalle Street
                    Suite 2900
                    Chicago, IL 60602
                    Attention: Mark Albert
                    Facsimile No.: 312-580-0923

     Section 9.3 Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     (c) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the business prospects and condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole (other than such changes or effects as are described in Section 9.3(c) of the Company Letter), or Parent and its Subsidiaries, taken as a whole, as the case may be.

     Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of Section 6.2, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.6 Governing Law. Except to the extent that the laws of the State of Illinois are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.7 Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (but any such proceeding shall be brought exclusively in the U.S. District Court for the Northern District of Illinois), such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                    GE FANUC AUTOMATION NORTH AMERICA, INC.

                    By: /s/ Joe Hogan
                        Joe Hogan, President



                    ORION MERGER CORP.

                    By: /s/ Joe Hogan
                        Joe Hogan, President

                    TOTAL CONTROL PRODUCTS, INC.

                    By: /s/ Nic Gihl
                        Nic Gihl, President

                                                                       EXHIBIT C
                                                                       ---------
                            Conditions of the Offer
                            -----------------------

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least two-thirds of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding upon the expiration of the Offer) ("Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, and any other applicable filing or approval requirement of any nation or region applicable to the purchase of Shares pursuant to the Offer shall have been satisfied, prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Shareholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Shareholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a Material Adverse Effect on the Company.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in this Agreement (other than Sections 4.2, 4.3, 4.18 and 4.19) shall not be true and correct, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations, individually or in the aggregate, to be so true and correct would not have a Material Adverse Effect on the Company, and any of the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.18 and 4.19 shall not be true and correct in any material respect in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or
     (iii) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions which, in the reasonable judgment of Parent, makes it inadvisable to proceed with the Offer or the Merger;

          (h) the Shareholder Agreements shall not be in full force and effect or any Shareholder (as defined therein) that is a party thereto shall be in material breach thereof or have indicated such Shareholder's intention not to perform such Shareholder's obligations thereunder; or

          (i) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit C is a part.